Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
NetSuite Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-207433, 333-202915, 333-193964, 333-186972, 333-179467, 333-172245, 333-164864, 333-157307, 333-153039, and 333-148290) on Form S-8 of NetSuite Inc. of our report dated February 23, 2016, with respect to the consolidated balance sheets of NetSuite Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, total equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal controls over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of NetSuite Inc.
Our report dated February 23, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of NetSuite Inc. excludes an evaluation of internal control over financial reporting of Bronto Software, Inc.

/s/KPMG LLP
Santa Clara, California
February 23, 2016